SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

December 3, 2001
 Date of Report

TEXTRON INC.

(Exact name of registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Westminster Street, Providence, Rhode Island 02903

(Address of principal executive offices including zip code)

        (401) 421-2800

(Registrant's telephone number including area code)

                                             N/A

(Former name or former address, if changed since last report)

Item 5. OTHER EVENTS

On December 3, 2001, Textron announced that it will proceed with the sale of its Automotive Trim business to Collins & Aikman Products Company, a subsidiary of Collins & Aikman Corporation, under terms which have been revised to reflect changed economic circumstances. The sale will reduce Textron's automotive segment to approximately 9% of total annualized revenues and supports its goal of creating a simpler, more focused network of strong businesses in attractive industries. The transaction is expected to close by the end of the year.

Under the revised terms, Textron will receive $800 million in a combination of cash, a transfer of indebtedness and a lease financing. In addition, Textron will receive preferred shares of Collins & Aikman with a face value of $326 million and 18 million shares of Collins & Aikman common stock. Textron will also retain a 50% interest in an Italian joint venture, which Textron will have the right to sell to Collins & Aikman for $23.1 million at a future date.

As a result of this transaction, the company intends to repurchase shares and reduce debt by about $700 million consistent with its current debt ratings.

The agreement also includes a provision that entitles Textron to an additional cash payment of up to $125 million to be calculated based on Collins & Aikman's operating results for the five year period ending 2006.

The lease financing involves approximately $87 million of equipment used by the Automotive Trim business that will be retained by Textron and leased back to the business through Textron Financial Corporation.

Textron initially announced the sale of its Trim unit to Collins & Aikman in August. Collins & Aikman's ability to finance the purchase was delayed when the impact of the events of September 11 interrupted liquidity in U.S. high yield debt markets. The recent restoration of liquidity in the high yield sector should allow Collins & Aikman to return to the market for financing. This transaction is contingent upon Collins & Aikman being able to raise $325 million in a bond offering.

Forward-looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time, are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the extent to which Textron is able to implement and complete its restructuring plan (b) the extent to which Textron is able to successfully integrate recent acquisitions, (c) changes in worldwide economic and political conditions that impact interest and foreign exchange rates, (d) the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers, (e) government funding and program approvals affecting products being developed or sold under government programs, (f) successful implementation of supply chain and e-procurement strategies, (g) the timing of certifications of new aircraft products, (h) the occurrence of a severe downturn in the U.S. economies in which Textron operatesy that could reduce demand for its products discourages businesses from purchasing business aircraft (i) the level of consumer demand for the vehicle models for which Textron supplies parts to automotive original equipment manufacturers ("OEMs"), (j) Textron's ability to offset, through cost reductions, raw material price increases and pricing pressure brought by automotive OEM customers, (k) Textron Financial's ability to maintain credit quality and control costs when entering new markets, and (l) satisfaction of financing contingencies required for the sale of Textron Automotive Trim.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2001	TEXTRON INC. (Registrant) /s/ Arnold M. Friedman By: Arnold M. Friedman Vice President and Deputy General Counsel